EXHIBIT 99.1

Cardtronics Signs Contract with OXXO,
Largest Convenience Store Chain in Latin America

Houston, TX, October 4, 2006 - Cardtronics Mexico has signed a major agreement with OXXO, the largest and most profitable convenience store chain in Latin America. With over 4,360 stores strategically located in Mexico, OXXO is the largest nationwide seller of Coca-Cola products, and beer in the country. The multi-year agreement provides Cardtronics Mexico the opportunity to install ATMs in OXXO stores located throughout Mexico.

"OXXO and Cardtronics have teamed to make banking more convenient by offering wide-spread ATM services in Mexico," said Manuel Mangino Mestre, Commercial Manager of Cardtronics Mexico. "Along with picking-up their morning paper and coffee, many OXXO customers will soon have the ability to withdraw money at a Cardtronics ATM. Our goal is to offer OXXO customers easy-to-use, self-service options in convenient locations. OXXO has an excellent track record and is a true market innovator whose focus on satisfying their customers is well known throughout the industry. We are truly honored to be selected as their ATM partner."

"Cardtronics has a well-earned reputation for quality and service, and genuinely cares about our business," said Asensio Carrión, Category Manager for Prepaid, In-Store Services and Entertainment of OXXO. "The C-store business has become increasingly sophisticated and competitive, and we always strive to provide our customers with an even better and more convenient shopping experience. I believe partnering with Cardtronics will provide great opportunities for the future of our company and our customers."

About FEMSA

FEMSA is the leading beverage company in Latin America, with a powerful brand portfolio in beer and soft-drinks. It controls an integrated beverage platform that comprises Coca-Cola FEMSA, the largest Coca-Cola bottler in Latin America and the second largest Coca-Cola bottler in the world; FEMSA Cerveza, the most innovative brewery with operations in Mexico and Brazil, and an important beer exporter to the United States and other countries with beers such as Tecate, Dos Equis, and Sol; and FEMSA Comercio, which operates OXXO, the largest and fastest growing convenience store chain in Mexico with more than 4,360 stores. FEMSA's beverages are sold through approximately 2 million points of sale, satisfying more than 180 million people in nine countries, including some of the most important cities in Latin America, such as Mexico City, Bogotá, São Paulo, and Buenos Aires. www.femsa.com

About Cardtronics Mexico

Cardtronics Mexico, majority owned by Cardtronics, Inc., is the largest independent operator of ATMs in Mexico. The staff of Cardtronics Mexico is a talented group of multilingual and multicultural individuals with over 50 years experience in the multi-national service and retail sector. Major merchant clients include OXXO and FRAGUA.

About Cardtronics, Inc

Cardtronics, the world's largest owner/operator of ATMs, has a network of more than 25,000 locations operating throughout the United States and United Kingdom. Major merchant-clients include A&P®, Albertson's®, Amerada Hess®, BP®, Chevron®, Costco®, CVS®/pharmacy, ExxonMobil®, Duane Reade®, Rite Aid®, Sunoco®, Target® and Walgreens®. Cardtronics also works closely with financial institutions across the U.S. to brand ATMs in these major merchants to provide convenient access for their customers and to preserve and expand their markets. For additional information on Cardtronics visit www.cardtronics.com.

CONTACTS: Manuel Mangino Mestre
          Cardtronics Mexico
          Phone: (55) 1102 3222
          Fax: (55) 1102 3249
          email: mmangino@cardtronics.com
          www.cardtronics.com

          Dawn M. Thompson
          Cardtronics
          Phone:  (281) 892-0083
          Fax:  (281) 892-0100
          dthompson@cardtronics.com
          www.cardtronics.com

          Asensio Carrión
          OXXO
          Phone: 52-818-8389-2111
          Fax: 52-818-8389-2104
          email: acarmar@oxxo.femsa.com.mx
          www.oxxo.com.mx